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                                                                    EXHIBIT 23.1




Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-2) and related Prospectus of Universal American Financial Corp. and subsidiaries for the registration of 1,486,730 shares of its common stock and to the incorporation by reference therein of our report dated March 6, 2000, with respect to the consolidated financial statements and schedules of Universal American Financial Corp. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.




                                ERNST & YOUNG LLP


New York, New York
July 12, 2000